Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

October 21, 2022

MEDIA CONTACT:

Karen Marotta

Greystone

212-896-9149

Karen.Marotta@greyco.com

INVESTOR CONTACT:

Andy Grier

Senior Vice President

402-952-1235

Hafize Gaye Erkan to Join

Greystone AF Manager LLC Board of Managers

Omaha, Nebraska – On October 21, 2022, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) announced that Hafize Gaye Erkan has been appointed to the Board of Managers of Greystone AF Manager LLC, the general partner of the general partner of the Partnership (“Greystone Manager”), effective October 24, 2022, replacing Curtis Pollock. In this regard, Ms. Erkan will act in the capacity as a director of the Partnership.

“I’m thrilled to welcome Ms. Erkan to the Board of Managers at such an exciting time for the Partnership, as we are poised to make even more of an impact on growing the affordable housing stock in the U.S.,” said Ken Rogozinski, CEO of ATAX. “Ms. Erkan’s background and experience in banking and finance, and her leadership will be invaluable as we continue to seek ways to fund the development of affordable, seniors, and market-rate multifamily housing and manage our existing strong portfolio of assets for our investors.”

Ms. Erkan is currently the Chief Executive Officer of Greystone. Appointed to her role in June 2022, Ms. Erkan is a proven financial services leader with deep expertise in banking, investments, risk management, technology, and digital innovation. Prior to joining Greystone, she spent nearly eight years at First Republic Bank, in roles including Co-Chief Executive Officer, President, Board Member, Chief Investment Officer, Chief Deposit Officer, and Co-Chief Risk Officer. She spent almost a decade at Goldman Sachs as Managing Director and Head of Financial Institutions Group Analytics and Strategies, advising the boards and executive management teams of large U.S. banks and insurance companies on balance sheet management, stress testing and capital planning, risk management, and M&A. In March 2022, Ms. Erkan joined the Board of Directors at Fortune 500 firm Marsh McLennan, and she also previously served on the Board of Directors for Tiffany & Co. from 2019 through the company’s acquisition by LVMH in 2021. Ms. Erkan also serves on the Advisory Council for the Princeton University Operations Research and Financial Engineering Department, on the Board of Directors for the Partnership for New York City, and is an active supporter of the National Coalition of Girls’ Schools.

“The ATAX team and its managers have made incredible strides in their efforts to manage and grow a portfolio of assets to fund the construction of affordable and market-rate multifamily housing across the country, and with the power of Greystone’s capital markets reach at its side, we hope to expand offerings and the impact the organization can have on helping to solve the housing crisis in America,” said Ms. Erkan.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. ATAX is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. ATAX expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. ATAX seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by ATAX with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. ATAX disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.